EXHIBIT 99.1 PRESS RELEASE DATED OCTOBER 30, 2007

Press Release: October 30, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Declares
Third Quarter 2007 Dividends

Seattle - The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) has declared cash dividends on both classes of the Seattle Bank's capital stock.

The Seattle Bank will pay $4.3 million, or $.20 per share, on an average of approximately 21.4 million shares of Class B stock outstanding during the third quarter of 2007. The Seattle Bank issues Class B stock to support membership in the Seattle Bank cooperative and advances made to its members.

The Seattle Bank will pay $1.5 million, or $1.28 per share, on an average of approximately 1.2 million shares of Class A stock outstanding during the third quarter of 2007. Class A stock is available only to members that have fully utilized their Class B stock and want to increase their borrowings with the bank.

According to Seattle Bank President and Chief Executive Officer Richard M. Riccobono, "The recent volatility in the capital markets is reflected in the increased activity-both issuances and repurchases-in our Class A stock. This relatively new class of Seattle Bank stock offers greater flexibility in meeting our members' changing funding needs and is proving to be a useful tool during these challenging times."

During the third quarter of 2007, the Seattle Bank cooperative experienced unprecedented growth in its advance portfolio. As of September 30, 2007, advances outstanding increased by approximately 47 percent, or $13 billion, as compared to June 30, 2007.

The third quarter dividends will be paid in November 2007. The Seattle Bank expects to release its complete third quarter 2007 financial results on or before November 13, 2007.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions, including the payment of dividends, may differ materially from projections because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions, including changes in the capital markets. Additional factors are discussed in the Seattle Bank's unaudited financial statements and related condensed footnotes and Management's Discussion and Analysis in the bank's Form 10-Q for second-quarter 2007 and the audited 2006 financial statements and related footnotes and other disclosures in the bank's Form 10-K for the year ended December 31, 2006. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.